Exhibit 10.1

www.transatlanticpetroleum.com

5910 N. Central Expressway	Canon’s Court
Suite 1755	22 Victoria Street
Dallas, TX 75206	Hamilton HM 12
Phone 214-220-4323	Bermuda
Fax 214-265-4711

January 31, 2011

Ms. Hilda Kouvelis

Address on File

RE:	Transition and Separation Agreement

Dear Hilda:

This letter amends the Employment Agreement, which was effective May 1, 2008 (the “Employment Agreement”) between you and TransAtlantic Petroleum Ltd. (“TransAtlantic” or the “Company”), as follows:

1.	TransAtlantic hereby acknowledges that your anticipated separation from employment is a result of mutual discussions between you and TransAtlantic but that for purposes of this letter agreement, shall be deemed a Resignation pursuant to Section 4.3 of the Employment Agreement. Certain other aspects of your anticipated separation not addressed herein shall continue to be governed by the Employment Agreement.

2.	You have agreed to continue your employment through a date to be mutually agreed upon (the “Separation Date”), but expected to be not later than September 30, 2011.

3.	Your current annualized base salary, paid in bi-weekly installments, will remain in effect through the Separation Date. Your job duties as Chief Financial Officer of the Company and any of its subsidiaries will cease on the day after the Company files its Annual Report on Form 10-K for the year ended December 31, 2010. Thereafter, your job duties and title will be as mutually agreed upon between you and the Company’s Chief Executive Officer.

4.	You agree that you are not eligible for payment of any termination amount under Article 4 of the Employment Agreement.

January 31, 2011

5.	In exchange for your continued employment through the Separation Date, and subject to paragraphs 8 and 9, below, the Compensation Committee of the Board of Directors (the “Compensation Committee”) has approved, and the Company agrees, that you will be eligible for a lump sum retention payment in the amount of $100,000, and this amount will be paid within thirty (30) calendar days after the Separation Date. This retention payment will not otherwise be “benefit bearing” and will not be considered as compensation for purposes of the Company’s 401(k) plan or for accrual of PTO or other leave.

6.	In exchange for your continued employment through the Separation Date, and subject to paragraphs 8 and 9, below, the Compensation Committee has approved, and the Company agrees, that you will be eligible for accelerated vesting of your restricted stock units that are unvested as of the Separation Date, with such vesting to be effective within thirty (30) calendar days following the Separation Date.

7.	You will maintain your eligibility to participate in the Company’s health plan and 401(k) Plan, subject to the provisions as set forth in the applicable plan documents.

8.	Your right to the retention compensation set forth in this letter is subject to your execution and non-revocation of a Release substantially in the form of Schedule “A” to the Employment Agreement. However, you should not execute the Release until after your Separation Date.

9.	Your right to the retention compensation set forth in this letter is conditioned upon your compliance with all of the provisions of the Employment Agreement, including all post-employment obligations.

10.	The retention compensation set forth in this letter may not be deferred under any of TransAtlantic’s employee benefit plans.

11.	The retention compensation set forth in this letter is subject to mandatory deductions, which may include supplemental federal income tax withholding at the applicable rate.

12.	The Employment Agreement continues to govern during the remainder of your employment with TransAtlantic, and any post-employment obligations set forth in the Employment Agreement shall remain in full force and effect following the Separation Date, including Articles 5 and 6. In the event of any conflicts between this letter and the Employment Agreement, the provisions of this letter will control.

13.	The Company confirms that the Compensation Committee has approved your 2010 bonus consisting of (i) the sum of $25,000 cash, which is payable, less mandatory deductions, by February 4, 2011, and (ii) an award of 20,000 restricted stock units that vest in full on January 5, 2012.

You acknowledge that your decision to enter into this agreement is voluntary and is made knowingly and that you have been advised by TransAtlantic to seek legal counsel to review this letter agreement.

January 31, 2011

Please acknowledge your agreement to the provisions set forth in this letter agreement with your signature below.

Sincerely,

TRANSATLANTIC PETROLEUM LTD.

/s/ Matthew W. McCann

Matthew W. McCann
Chief Executive Officer

Agreed to and accepted this 31st day of January, 2011.

/s/ Hilda Kouvelis
Hilda Kouvelis